Exhibit 99.1

ABM REPORTS SECOND QUARTER FISCAL 2024 RESULTS AND RAISES OUTLOOK FOR FISCAL YEAR 2024 ADJUSTED EPS

•
Revenue up 2% to $2.0 billion, all organic growth
•
Net income of $43.8 million and GAAP EPS of $0.69, declines of 16% and 12%, respectively
•
Adjusted EBITDA of $125.3 million, down 9%
•
Adjusted EPS of $0.87, down 3%
•
Operating cash flow of $117.0 million and free cash flow of $101.4 million, both up significantly
•
Raises outlook for fiscal year 2024 adjusted EPS to $3.40 to $3.50, up from $3.30 to $3.45 (1)

NEW YORK, NY - June 6, 2024 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the second quarter of fiscal 2024.

“We are pleased with our second quarter results, which were driven by our team’s outstanding execution and highlighted by strong cash flow, as well as mid-single digit organic revenue growth in our Aviation, Technical Solutions, Manufacturing & Distribution and Education segments. Additionally, our Business & Industry segment again displayed its resiliency, benefiting from a diverse client and service mix, including a focus on higher performing Class A properties” said Scott Salmirs, President & Chief Executive Officer. “We also continued to win new business across the portfolio and progressed on our ELEVATE strategic initiatives, further setting us up for a solid second half of the year.”

Mr. Salmirs continued, “Our results are a strong validation of our strategy and of the effectiveness of our advantaged cash-generative business model. ABM’s service breadth, people, and customer focus, as well as the investments we have made in technology, have enabled us to perform well in challenging market conditions. Going forward, we expect to further leverage our investments and strong free cash flow to self-fund growth and pursue margin expansion opportunities, while at the same time consistently returning capital and building long-term stockholder value.”

“Given our strong second quarter performance and confidence in our second half forecast, we are raising our full-year outlook for adjusted EPS, and now expect it to be in the range of $3.40 to $3.50 versus the prior range of $3.30 to $3.45.”

Second Quarter Fiscal 2024 Results

For the second quarter of fiscal 2024, the Company reported revenue of $2.0 billion, up 2% over the prior year period, all of which was organic growth. Aviation, Technical Solutions, Manufacturing & Distribution, and Education all grew between 4% and 5%, driven by generally solid market conditions, and net new business wins and expansions. Business & Industry’s revenue declined less than 1%, as ABM’s focus on service and client diversification, and on market segmentation, largely offset ongoing softness in the broader commercial office market.

(1) When the company provides expectations for adjusted EPS on a forward-looking basis, a reconciliation of the differences between these non-GAAP expectations and the corresponding GAAP measure generally is not available without unreasonable effort. See “Outlook” and “Use of Non-GAAP Financial Information” below for additional information.

Net income was $43.8 million, or $0.69 per diluted share, compared to $51.9 million, or $0.78 per diluted share, last year, representing declines of 16% and 12%, respectively. This was primarily attributable to the absence of a $12.6 million pre-tax gain related to an Aviation project recognized in the prior year period and higher corporate investments as planned. These were partially offset by higher operating earnings in the Business & Industry, Manufacturing & Distribution, and Technical Solutions segments. Diluted EPS was also positively impacted by a lower share count.

Adjusted net income was $55.5 million, or $0.87 per diluted share, compared to $60.2 million, or $0.90 per diluted share, in the prior year period, representing declines of 8% and 3%, respectively. Adjusted EBITDA decreased 9% to $125.3 million and adjusted EBITDA margin was 6.5% versus 7.2% last year. This was primarily due to the absence of the aforementioned Aviation project, as well as higher corporate investments. These were partially offset by higher operating earnings in the Business & Industry, Manufacturing & Distribution, and Technical Solutions segments. Adjusted EPS was also positively impacted by a lower share count. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Net cash from operating activities was $117.0 million, and free cash flow was $101.4 million, both up significantly over the prior year period, reflecting our cash-generative business model, aided by effective working capital management and lower ELEVATE and integration expenses.

Liquidity, Capital Structure & Share Repurchases

The Company ended the second quarter with total indebtedness of $1,351.4 million, including $57.9 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility of 2.3x. The Company had available liquidity of $561.8 million, inclusive of cash and cash equivalents, of $60.7 million.

During the second quarter, the Company repurchased 555,461 shares of common stock at an average share price of $42.84, with a total cost of $23.8 million. As of the end of the second quarter, the company's total remaining share repurchase authorization was approximately $186 million.

Quarterly Cash Dividend

The Company’s Board of Directors declared a cash dividend of $0.225 per common share which is payable on August 5, 2024, to shareholders of record on July 5, 2024. This will be the Company’s 233rd consecutive quarterly cash dividend.

Outlook

Based on its strong second quarter results and confidence in the back half of the year, ABM is raising its outlook for fiscal year 2024 (“FY24”) adjusted EPS. The Company now expects FY24 adjusted EPS to be in the range of $3.40 to $3.50, as compared to the prior range of $3.30 to $3.45. All other components of the Company’s prior outlook remain unchanged. Adjusted EBITDA margin is anticipated to be between 6.2% and 6.5%. Interest expense is expected to be $82 million to $86 million and the tax rate, excluding discrete items and non-taxable items, is anticipated to be 29% to 30%.

The Company cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measures for adjusted EPS and adjusted EBITDA margin in 2024 without unreasonable effort, as we believe a GAAP range would be too large and variable to be meaningful due to the uncertainty of the amount and timing of any gains or losses related to, but not limited to, items such as prior-year self-insurance adjustments, acquisition and integration related costs, legal costs and other settlements, as well as transformation initiative costs.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Thursday, June 6, 2024, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through June 20, 2024, and can be accessed by dialing (844) 512-2921 and then entering ID #13746159. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility solutions. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services and forward-looking solutions that improve the spaces and places that matter most. From curbside to rooftop, ABM provides comprehensive facility services that includes janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to universities, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM serves over 20,000 clients, with annualized revenue of over $8 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models could adversely affect our financial conditions; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning and related boundary systems could adversely impact our ability to operate our business and report our financial results; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the second quarter of fiscal years 2024 and 2023. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the second quarter of fiscal years 2024 and 2023. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended April 30,
(in millions, except per share amounts)	2024	2023	Increase / (Decrease)
Revenues	$ 2,018.2	$ 1,984.0	1.7%
Operating expenses	1,763.5	1,715.2	2.8%
Selling, general and administrative expenses	159.9	156.6	2.1%
Amortization of intangible assets	13.6	19.5	(30.5)%
Operating profit	81.3	92.7	(12.3)%
Income from unconsolidated affiliates	1.7	0.6	NM*
Interest expense	(20.6)	(21.1)	2.2%
Income before income taxes	62.4	72.3	(13.7)%
Income tax provision	(18.7)	(20.4)	8.3%
Net income	$ 43.8	$ 51.9	(15.7)%
Net income per common share
Basic	$ 0.69	$ 0.78	(11.5)%
Diluted	$ 0.69	$ 0.78	(11.5)%
Weighted-average common and common equivalent shares outstanding
Basic	63.3	66.4
Diluted	63.5	66.7
Dividends declared per common share	$0.225	$0.220

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Six Months Ended April 30,
(in millions, except per share amounts)	2024	2023	Increase / (Decrease)
Revenues	$ 4,087.8	$ 3,975.3	2.8%
Operating expenses	3,589.8	3,465.0	3.6%
Selling, general and administrative expenses	314.5	307.2	2.4%
Amortization of intangible assets	28.2	39.0	(27.6)%
Operating profit	155.4	164.1	(5.3)%
Income from unconsolidated affiliates	3.0	1.7	71.4%
Interest expense	(41.9)	(40.9)	(2.6)%
Income before income taxes	116.4	125.0	(6.9)%
Income tax provision	(28.0)	(34.5)	19.0%
Net income	88.4	90.4	(2.2)%
Net income per common share
Basic	$ 1.40	$ 1.36	2.9%
Diluted	$ 1.39	$ 1.35	3.0%
Weighted-average common and common equivalent shares outstanding
Basic	63.4	66.4
Diluted	63.7	66.7
Dividends declared per common share	$0.450	$0.440

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended April 30,
(in millions)	2024	2023
Net cash provided by operating activities	$ 117.0	$ 26.0
Additions to property, plant and equipment	(15.6)	(9.9)
Other	0.1	0.3
Net cash used in investing activities	$ (15.5)	$ (9.6)
Proceeds from issuance of share-based compensation awards, net	0.8	0.7
Repurchases of common stock, including excise taxes	(23.8)	—
Dividends paid	(14.1)	(14.5)
Borrowings from debt	255.0	311.0
Repayment of borrowings from debt	(313.1)	(312.1)
Changes in book cash overdrafts	(2.2)	(17.8)
Financing of energy savings performance contracts	—	0.1
Repayment of finance lease obligations	(1.0)	(0.7)
Net cash used in financing activities	$ (98.4)	$ (33.4)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.4

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Six Months Ended April 30,
(in millions)	2024	2023
Net cash provided by (used in) operating activities(a)	$ 116.9	$ (45.0)
Additions to property, plant and equipment	(29.1)	(23.8)
Other	0.6	1.6
Net cash used in investing activities	$ (28.6)	$ (22.2)
Taxes withheld from issuance of share-based compensation awards, net	(8.7)	(12.0)
Repurchases of common stock, including excise taxes	(23.8)	—
Dividends paid	(28.3)	(29.0)
Borrowings from debt	556.0	575.5
Repayment of borrowings from debt	(597.3)	(459.8)
Changes in book cash overdrafts	6.0	(11.0)
Financing of energy savings performance contracts	—	0.5
Repayment of finance lease obligations	(2.0)	(1.5)
Net cash (used in) provided by financing activities	$ (98.0)	$ 62.8
Effect of exchange rate changes on cash and cash equivalents	0.8	2.6

(a) The six months ended April 30, 2023, include a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	April 30, 2024	October 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$ 60.7	$ 69.5
Trade accounts receivable	1,313.4	1,365.0
Costs incurred in excess of amounts billed	152.2	139.2
Prepaid expenses	90.7	78.5
Other current assets	80.9	58.6
Total current assets	1,697.9	1,710.7
Other investments	30.0	28.8
Property, plant and equipment	145.1	131.5
Right-of-use assets	108.4	113.4
Other intangible assets, net of accumulated amortization	274.8	302.9
Goodwill	2,493.3	2,491.3
Other noncurrent assets	180.1	155.0
Total assets	$ 4,929.5	$ 4,933.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 31.6	$ 31.5
Trade accounts payable	253.6	299.1
Accrued compensation	223.6	249.7
Accrued taxes—other than income	64.9	58.9
Deferred Revenue	101.2	90.1
Insurance claims	196.3	177.0
Income taxes payable	12.3	17.9
Current portion of lease liabilities	28.2	32.5
Other accrued liabilities	267.3	261.2
Total current liabilities	1,179.1	1,217.9
Long-term debt, net	1,239.0	1,279.8
Long-term lease liabilities	97.0	98.8
Deferred income tax liability, net	80.9	85.0
Noncurrent insurance claims	418.0	387.5
Other noncurrent liabilities	68.1	61.1
Noncurrent income taxes payable	3.8	3.7
Total liabilities	3,085.9	3,133.8
Total stockholders’ equity	1,843.6	1,799.9
Total liabilities and stockholders’ equity	$ 4,929.5	$ 4,933.7

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended April 30,		Increase/ (Decrease)
(in millions)	2024	2023
Revenues
Business & Industry	$ 989.6	$ 998.5	(0.9)%
Manufacturing & Distribution	388.6	373.2	4.1%
Education	225.6	216.7	4.1%
Aviation	238.2	227.2	4.8%
Technical Solutions	176.2	168.4	4.6%
Total Revenues	$ 2,018.2	$ 1,984.0	1.7%
Operating profit
Business & Industry	$ 77.6	$ 76.2	1.8%
Manufacturing & Distribution	43.6	40.8	6.9%
Education	11.5	11.8	(1.8)%
Aviation	13.1	23.6	(44.8)%
Technical Solutions	17.0	10.2	66.6%
Corporate	(79.7)	(69.2)	(15.2)%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.7)	(0.6)	NM*
Total operating profit	81.3	92.7	(12.3)%
Income from unconsolidated affiliates	1.7	0.6	NM*
Interest expense	(20.6)	(21.1)	2.2%
Income before income taxes	62.4	72.3	(13.7)%
Income tax provision	(18.7)	(20.4)	8.3%
Net income	$ 43.8	$ 51.9	(15.7)%

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Six Months Ended April 30,		Increase/ (Decrease)
(in millions)	2024	2023
Revenues
Business & Industry	$ 2,022.8	$ 2,035.0	(0.6)%
Manufacturing & Distribution	789.5	753.7	4.7%
Education	445.7	431.6	3.3%
Aviation	487.8	439.5	11.0%
Technical Solutions	342.1	315.5	8.5%
Total Revenues	$ 4,087.8	$ 3,975.3	2.8%
Operating profit
Business & Industry	$157.2	$152.2	3.3%
Manufacturing & Distribution	85.0	81.7	4.0%
Education	24.3	23.6	2.9%
Aviation	22.8	31.9	(28.6)%
Technical Solutions	23.5	17.4	35.3%
Corporate	(154.4)	(140.8)	(9.7)%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(3.0)	(1.7)	(71.4)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	—	(0.1)	NM*
Total operating profit	155.4	164.1	(5.3)%
Income from unconsolidated affiliates	3.0	1.7	71.4%
Interest expense	(41.9)	(40.9)	(2.6)%
Income before income taxes	116.4	125.0	(6.9)%
Income tax provision	(28.0)	(34.5)	19.0%
Net income	$ 88.4	$ 90.4	(2.2)%

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 43.8	$ 51.9	$ 88.4	$ 90.4
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	4.3	3.5	9.7	3.5
Acquisition and integration related costs(c)	2.3	4.7	3.7	7.2
Transformation initiative costs(d)	9.6	13.3	16.7	30.6
Change in fair value of contingent consideration(e)	—	(8.4)	—	(8.4)
Other	$ —	$ —	0.8	—
Total items impacting comparability	$ 16.2	$ 13.1	30.8	32.8
Income tax benefit (f)(g)	(4.6)	(4.8)	(9.0)	(10.3)
Items impacting comparability, net of taxes	11.7	8.3	21.8	22.5
Adjusted net income	$ 55.5	$ 60.2	$ 110.2	$ 112.9

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Reconciliation of Net Income to Adjusted EBITDA
Net Income	$ 43.8	$ 51.9	$ 88.4	$ 90.4
Items impacting comparability	16.2	13.1	30.8	32.8
Income tax provision	18.7	20.4	28.0	34.5
Interest expense	20.6	21.1	41.9	40.9
Depreciation and amortization	26.0	30.6	52.9	61.1
Adjusted EBITDA	$ 125.3	$ 137.0	$ 242.0	$ 259.7

Net Income margin as a % of revenues	2.2%	2.6%	2.2%	2.3%

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Revenues Excluding Management Reimbursement
Revenue	$ 2,018.2	$ 1,984.0	$ 4,087.8	$ 3,975.3
Management Reimbursement	(76.9)	(73.5)	(157.0)	(146.0)
Revenues excluding management reimbursement	$ 1,941.4	$ 1,910.5	$ 3,930.8	$ 3,829.3

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	6.5%	7.2%	6.2%	6.8%

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$0.69	$ 0.78	$ 1.39	$1.35
Items impacting comparability, net of taxes	0.18	0.12	0.34	0.34
Adjusted net income per diluted share	$0.87	$ 0.90	$ 1.73	$1.69
Diluted shares	63.5	66.7	63.7	66.7

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities(h)	$ 117.0	$ 26.0	$ 116.9	$ (45.0)
Additions to property, plant and equipment	(15.6)	(9.9)	(29.1)	(23.8)
Free cash flow	$ 101.4	$ 16.0	$ 87.7	$ (68.8)

(a)The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three and six months ended April 30, 2024, our self-insurance general liability, workers’ compensation, and automobile insurance claims related to prior period accident years increased by $4.3 million and $9.7 million, respectively. For the three and six months ended April 30, 2023, our self-insured medical and dental insurance claims related to prior period increased by $3.5 million.

(c) Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) Represents an adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

(f) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for FY2024 and FY2023. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(g) The six months ended April 30, 2024 include a $0.3 million benefit for uncertain tax positions with expiring statues. The three and six months ended April 30, 2023, include the tax impact of non-taxable change in the fair value of contingent consideration related to RavenVolt.

(h) The six months ended April 30, 2023, include a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”)